Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement’s No. 333-10815, 333-10817, 333-28267, 333-28269, 333-39590, 333-57653, 333-105866, and 333-134998 on Form S-8 of our report dated March 11, 2008, relating to the consolidated financial statements and financial statement schedule of Rural Cellular Corporation and subsidiaries (the “Company”), which report expresses an unqualified opinion and includes an explanatory paragraph, and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
Minneapolis, MN
March 11, 2008